SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

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[ ]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12

                       MICROCHIP TECHNOLOGY INCORPORATED
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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                                     [LOGO]

                        MICROCHIP TECHNOLOGY INCORPORATED

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                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 AUGUST 18, 2000
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         The Annual Meeting of Stockholders of Microchip Technology Incorporated, a Delaware corporation (the "Company"), will be held at 9:00 a.m. local time on Friday, August 18, 2000, at the Company's facilities at 2355 West Chandler Boulevard, Chandler, Arizona, for the following purposes:

          1.   To elect  directors  to serve  until the next  annual  meeting of
               stockholders   and  until  their   successors   are  elected  and
               qualified;

          2. To vote on a proposed amendment to the Company's Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of Common Stock, par value $0.001 per share (the "Common Stock"), from 100,000,000 to 300,000,000;

          3. To approve an amendment to the Company's 1993 Stock Option Plan to extend the term of the Stock Option Plan;

          4. To approve amendments to the Company's Employee Stock Purchase Plan to: (a) increase by 200,000 the number of shares of Common Stock reserved for issuance thereunder; and (b) extend the term of the Employee Stock Purchase Plan;

          5. To ratify the appointment of KPMG LLP as the independent auditors of the Company for the fiscal year ending March 31, 2001; and

          6. To transact such other business as may properly come before the meeting or any adjournment thereof.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

         Only stockholders of record at the close of business on June 20, 2000 are entitled to notice of and to vote at the meeting.

         All stockholders are cordially invited to personally attend the meeting. To assure your representation at the meeting, however, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she previously has returned a proxy.

                                   Sincerely,

                                   /s/ Mary K. Simmons

                                   Mary K. Simmons
                                   Secretary

Chandler, Arizona
July 7, 2000

                                     [LOGO]

                        MICROCHIP TECHNOLOGY INCORPORATED
                          2355 WEST CHANDLER BOULEVARD
                          CHANDLER, ARIZONA 85224-6199

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                                 PROXY STATEMENT
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                            VOTING AND OTHER MATTERS

GENERAL

         The enclosed proxy is solicited on behalf of Microchip Technology Incorporated, a Delaware corporation (the "Company"), by the Company's board of directors (the "Board of Directors") for use at the Annual Meeting of Stockholders to be held at 9:00 a.m. local time on Friday, August 18, 2000 (the "Meeting"), or at any adjournment thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders. The Meeting will be held at the Company's facilities at 2355 West Chandler Boulevard, Chandler, Arizona.

         These proxy solicitation materials were first mailed on or about July 7, 2000, to all stockholders entitled to vote at the Meeting.

         Unless otherwise noted, all references in this Proxy Statement to numbers of shares of the Company's Common Stock, $0.001 par value per share (the "Common Stock") and stock option information have been restated to reflect a 3-for-2 stock split of the Common Stock effected on February 7, 2000.

VOTING SECURITIES AND VOTING RIGHTS

         Stockholders of record at the close of business on June 20, 2000 (the "Record Date") are entitled to notice of and to vote at the Meeting. On the Record Date, 78,949,234 shares of Common Stock were issued and outstanding.

         The presence, in person or by proxy, of the holders of a majority of the total number of shares of Common Stock outstanding on the Record Date constitutes a quorum for the transaction of business at the Meeting. Shares that are voted "FOR," "AGAINST," or "WITHHELD FROM" a matter are treated as being present at the Meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Meeting (the "Votes Cast") with respect to such matter. Each stockholder voting at the Meeting, either in person or represented by proxy, may cast one vote per share of Common Stock held on all matters to be voted on at the Meeting. Assuming that a quorum is present, the affirmative vote of a majority of the Votes Cast is required: (i) to amend the Company's 1993 Stock Option Plan, as proposed; (ii) to amend the Company's Employee Stock Purchase Plan, as proposed; and (iii) to ratify the appointment of the Company's independent auditors. The affirmative vote of a majority of the shares of Common Stock outstanding on the Record Date is required to approve the proposed amendment to the Company's Restated Certificate of Incorporation (the

"Certificate of Incorporation"). In the election of directors, the five nominees receiving the highest number of affirmative votes shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence of a quorum, but have no other legal effect under Delaware law.

VOTING OF PROXIES; ABSTENTIONS; BROKER NON-VOTES

         Votes cast in person or by proxy at the Meeting will be tabulated by the election inspector(s) appointed for the Meeting. When a proxy is properly executed and returned, the shares it represents will be voted at the Meeting as directed. Any proxy that is returned using the form of proxy enclosed and that is not marked as to a particular item will be voted: (i) "FOR" the election of each of the nominees set forth in this Proxy Statement; (ii) "FOR" approval of each of the other matters presented to stockholders in this Proxy Statement; and
(iii) as the proxy holders deem advisable on other matters that may come before the Meeting. A stockholder may indicate on the enclosed proxy or its substitute that it is abstaining from voting on a particular matter (an "abstention"). A broker may indicate on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter (a "broker non-vote"). Abstentions and broker non-votes are each tabulated separately. The election inspector(s) will determine whether a quorum is present at the Meeting. In general, Delaware law provides that a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum. Abstentions and broker non-votes of shares that are entitled to vote are treated as shares that are present in person or represented by proxy for purposes of determining the presence of a quorum. In determining whether a proposal has been approved, abstention of shares that are entitled to vote are treated as Votes Cast with respect to such proposal, but not as voting for such proposal and hence have the same effect as votes against such proposal; broker non-votes of shares that are entitled to vote are not treated as Votes Cast with respect to the particular proposal on which the broker has expressly not voted, and hence have no effect on the outcome of the voting on a proposal that requires a majority of the Votes Cast (such as the approval of a plan amendment). However, with respect to a proposal that requires a majority of the outstanding shares of Common Stock, a broker non-vote has the same effect as a vote against the proposal.

REVOCABILITY OF PROXIES

         Any person giving a proxy may revoke the proxy at any time before its use by delivering to the Company written notice of revocation or a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

SOLICITATION

         The Company will pay all expenses of this solicitation. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of the Company's directors and officers, personally or by telephone, without additional compensation. The Company may also, at its sole expense, retain a proxy solicitation firm to assist in the distribution of proxy solicitation materials and in the collection of proxies. If so, the Company believes that the expense will not exceed $15,000.

                              ELECTION OF DIRECTORS

NOMINEES

         A board of five directors is to be elected at the Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the nominees named below. All of the nominees are currently directors of the Company. In the event that any such nominee is unable or declines to serve as a director at the time of the Meeting, the proxies will be voted for any nominee designated by the current Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director at the Meeting will continue until the next annual meeting of stockholders and until a successor has been elected and qualified.

         The following table sets forth certain information regarding the nominees for director of the Company:

      NAME                                AGE   POSITION(S) HELD
      ----                                ---   ----------------
      Steve Sanghi .....................  44    Chairman of the Board, President
                                                and Chief Executive Officer
      Albert J. Hugo-Martinez(l)(2).....  54    Director
      L.B. Day(1) ......................  55    Director
      Matthew W. Chapman(2) ............  49    Director
      Wade F. Meyercord (2) ............  59    Director

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(1)  Member of the Compensation Committee
(2)  Member of the Audit Committee

         MR. SANGHI is currently, and has been since August 1990, President of the Company, since October 1991, Chief Executive Officer and since October 1993, Chairman of the Board of Directors. He has served as a director of the Company since August 1990. Mr. Sanghi served as the chairman of the board of directors of ADFlex Solutions, Inc., a U.S. supplier of flexible circuit-based interconnect solutions, until September 1999 when he resigned his position upon the sale of ADFlex.

         MR. HUGO-MARTINEZ has served as a director of the Company since October 1990. Since February 2000, he has served as Chief Executive Officer of Hugo-Martinez Associates, a consulting and advisory firm. From February 1999 to February 2000, he served as Chairman and Chief Executive Officer of Network Webware, Inc., an Internet software company. From March 1996 until November 1999, he served as President and Chief Executive Officer and a member of the board of directors of GTI Corporation, a manufacturer of ISDN-ADSL and local area network subcomponents. From 1987 to 1995, he served as President and Chief Executive Officer of Applied Micro Circuits Corporation, a manufacturer of high-performance bipolar and BiCMOS gate arrays. Mr. Hugo-Martinez is also a member of the board of directors of Ramtron International Corporation, a manufacturer of specialty high-performance semiconductor devices, and of SCG Holding Corporation, doing business as ON Semiconductor, a supplier of semiconductor components.

         MR. DAY has served as a director since December 1994. Since 1976, he has served as President of L.B. Day & Company, Inc., a management consulting firm specializing in organizational development and strategic planning. Mr. Day is also a member of the board of directors of Concentrex Incorporated, formerly called CFI ProServices, Inc., a supplier of integrated software solutions and services to financial institutions throughout the United States.

         MR. CHAPMAN has served as a director since May 1997. Since 1988, he has served as Chief Executive Officer of Concentrex Incorporated, formerly called CFI ProServices, Inc., a supplier of integrated software solutions and services to financial institutions throughout the United States, and since 1991, he has also served as Chairman of Concentrex Incorporated.

         MR. MEYERCORD has served as a director since June 1999. Since June 1999, he has served as Senior Vice President and Chief Financial Officer of Rioport.com, an Internet applications service provider for the music industry. From October 1997 to June 1999, he served as Senior Vice President, e-commerce and Quality Assurance of Diamond Multimedia Systems, Inc., a supplier of Internet multimedia appliances. From 1987 to 1997, he served as President of Meyercord & Associates, a management consulting firm specializing in strategy and infrastructure improvement. Mr. Meyercord is also a member of the board of directors of California Micro Devices Corporation, an integrated passive electronics components manufacturer. He also served on the board of directors of ADFlex Solutions, Inc., a U.S. supplier of flexible circuit-based interconnect solutions, until September 1999 when he resigned his position upon the sale of ADFlex.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         The Company's By-Laws authorize the Board of Directors to appoint from among its members one or more committees comprised of one or more directors. The Board of Directors has appointed a standing Audit Committee and a standing Compensation Committee. The Company does not have a nominating committee or any committee that performs the functions of a nominating committee.

         The Audit Committee is primarily responsible for appointing the Company's independent accounting firm and for reviewing and evaluating the Company's accounting principles and its systems of internal controls. The Audit Committee also reviews the annual financial statements, significant accounting and tax issues and the scope of the annual audit with the Company's independent auditors. Messrs. Hugo-Martinez, Chapman and Meyercord currently serve on the Audit Committee.

         The Compensation Committee reviews and acts on all matters relating to compensation levels and benefit plans for the Company's key executives. See "Board Compensation Committee Report on Executive Compensation," below. Messrs. Day and Hugo-Martinez currently serve on the Compensation Committee.

         The Board of Directors met seven times during the fiscal year ended March 31, 2000. The Company's Audit Committee met twice, and the Company's Compensation Committee met three times, during the fiscal year ended March 31, 2000. No director attended fewer than 75% of the aggregate number of Board of Directors' and committee meetings held during fiscal 2000 (for those meetings that were held during the period each director served as a director or committee member).

DIRECTOR COMPENSATION AND OTHER INFORMATION

         DIRECTOR FEES

         Directors currently receive a $12,500 annual retainer, paid in quarterly installments, and $1,500 per meeting for each regular and special Board of Directors meeting that a director attends in person. No compensation is paid for telephonic meetings of the Board of Directors or for meetings of committees of the Board of Directors.

         Commencing July 1, 2000, directors will receive a $13,000 annual retainer, payable in quarterly installments (prorated for the three remaining quarters of fiscal 2001), and $1,600 per meeting for each regular and special Board of Directors meeting that a director attends in person. No compensation will be paid for telephonic meetings of the Board of Directors or for meetings of committees of the Board of Directors.

         STOCK OPTIONS

         Under the terms of the Company's 1993 Stock Option Plan, each non-employee director is automatically granted an option to purchase 10,000 shares of Common Stock upon his or her first election to the Board of Directors, and an additional option to purchase 5,000 shares of Common Stock as of the first business day of the month in which the annual stockholders' meeting is held. On August 2, 1999, each of directors Hugo-Martinez, Day, Chapman and Meyercord was granted an option to acquire 5,000 shares of Common Stock at an exercise price of $50(1), such options to vest in a series of 12 equal and successive monthly installments commencing one month after the grant date.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND OTHER COMPENSATION

         The following table sets forth the compensation for the three fiscal years ended March 31, 2000, 1999 and 1998 earned by the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers whose salary plus bonus for fiscal 2000 exceeded $100,000 for services rendered in all capacities to the Company (collectively, the "Named Executive Officers"):





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(1) Neither the number of shares nor the option exercise price set forth above have been adjusted to reflect the 3-for-2 stock split of the Common Stock effected on February 7, 2000. To the extent such options had not been exercised on February 7, 2000, the number of unexercised options and the exercise price were adjusted to reflect the 3-for-2 stock split.

                           SUMMARY COMPENSATION TABLE

                                                                  LONG-TERM
                                    ANNUAL COMPENSATION          COMPENSATION
                                ---------------------------    ----------------
                                                                    AWARDS
                                                               ----------------
                                                                  SECURITIES
                                                                  UNDERLYING          ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR   SALARY($)   BONUS($)(1)   OPTIONS/SARS (#)  COMPENSATION($)(2)
---------------------------     ----   ----------   -------    ----------------    ------------------
Steve Sanghi,                   2000    414,595      15,041         188,321             332,565
  President and Chief           1999    390,056       3,601         106,819             158,027
  Executive Officer             1998    365,548      40,607          85,000             191,166

Timothy B. Billington,          2000    206,473      89,603          51,252                   0
  Vice President,               1999    193,983      40,394          30,433                   0
  Manufacturing and             1998    181,490      59,695          24,000                   0
  Technology Group

George P. Rigg,                 2000    185,545       6,683          27,056              60,899
  Vice President,               1999    179,092       1,686           3,475              27,362
  Advanced Microcontroller      1998    175,350       5,396          20,000              38,587
  and Systems Group

C. Philip Chapman,              2000    185,237       6,701          44,264              69,117
  Vice President, Chief         1999    175,667       1,627          26,416              33,718
  Financial Officer             1998    165,449       5,107          24,000              51,336
  and Secretary (3)

Mitchell R. Little,             2000    189,342      66,804          44,270               9,400
  Vice President,               1999    175,760      33,204          26,418               2,160
  Americas Sales                1998    164,996      27,953          24,000              25,825

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(1) Includes portion of bonus under the Management Incentive Compensation Plan, referred to as "MICP," and cash bonus payments under the Company's cash bonus plan earned in year shown but not paid until the following year. See "Board Compensation Committee Report on Executive Compensation," below for descriptions of the MICP bonus program and the cash bonus plan.
(2) Except as otherwise noted, consists of: (i) the Company-matching contributions to the Company's 401(k) retirement savings plan, which were $2,892 for Mr. Sanghi, $0 for Mr. Billington, $2,989 for Mr. Rigg, $3,006 for Mr. Chapman, and $3,010 for Mr. Little; and (ii) an additional payment by the Company in connection with a split-dollar life insurance program which is distributable to the individual executive officer when he is no longer an employee of the Company, in the amount of $329,673 for Mr. Sanghi, $0 for Mr. Billington, $57,900 for Mr. Rigg, $66,111 for Mr. Chapman and $6,390 for Mr. Little. See "Board Compensation Committee Report on Executive Compensation," below for a description of the split-dollar life insurance program.
(3)  Mr. Chapman resigned from the Company effective May 19, 2000.

EQUITY COMPENSATION PLANS

     THE 1993 STOCK OPTION PLAN AND THE 1997 NONSTATUTORY STOCK OPTION PLAN (THE "PLANS")

         Under the Plans, the Company's primary equity incentive program, employees, executive officers, non-employee members of the Board of Directors and independent contractors who provide valuable services to the Company may be granted stock options to purchase shares of Common Stock at a price not less than 100% of the fair market value of the option shares on the grant date. Options granted under the Plans vest over the period determined by the Board of Directors at the date of grant, at periods generally ranging from one year to four years. Generally, if the Company is acquired by merger, consolidation or asset sale, outstanding options that are not assumed by the successor corporation or otherwise replaced with a comparable option will automatically accelerate and become exercisable in full. Any options so assumed may be accelerated if the optionee's employment is terminated within a designated period following the acquisition. In connection with a change in control of the Company by tender offer or proxy contest for board membership, the Stock Option Committee of the Board of Directors can accelerate outstanding options. At March 31, 2000, options to acquire 9,820,894 shares of Common Stock were outstanding at a weighted average exercise price of $15.22, and options to acquire 5,977,140 shares of Common Stock were available for grant under the Plans.

         The 1993 Stock Option Plan is more fully described below at "Proposal to Amend the Company's 1993 Stock Option Plan."

         THE EMPLOYEE STOCK PURCHASE PLAN (THE "PURCHASE PLAN")

         The Purchase Plan allows eligible employees of the Company to purchase shares of Common Stock at semi-annual intervals through periodic payroll deductions. The purchase price per share for an eligible employee who participates in the Purchase Plan is the lower of (i) 85% of the fair market value of a share of Common Stock on the employee's entry date into the Purchase Plan's then-current offering period or (ii) 85% of the fair market value of a share of Common Stock on the semi-annual purchase date.

         The Purchase Plan is more fully discussed below at "Proposals to Amend the Company's Employee Stock Purchase Plan."

OPTION GRANTS

         The following table contains information concerning the grant of stock options to the Named Executive Officers during the fiscal year ended March 31, 2000:

                        OPTION GRANTS IN LAST FISCAL YEAR

                                             INDIVIDUAL GRANTS
                            ---------------------------------------------------
                                           PERCENT                                 POTENTIAL REALIZABLE
                             NUMBER OF    OF TOTAL                                   VALUE AT ASSUMED
                            SECURITIES     OPTIONS                                 ANNUAL RATES OF STOCK
                            UNDERLYING   GRANTED TO                               PRICE APPRECIATION FOR
                              OPTIONS     EMPLOYEES   EXERCISE OR                      OPTION TERM
                              GRANTED     IN FISCAL    BASE PRICE   EXPIRATION   ------------------------
NAME                          (#)(1)        YEAR         ($/SH)        DATE      5% ($)(4)     10% ($)(4)
----                          ------        ----         ------        ----      ---------     ----------
Steve Sanghi..............  135,000 (1)     5.6%         22.58        4/14/09    1,917,314      4,858,851
                             53,321 (2)     2.2%         22.58        4/14/09      757,275      1,919,084

Timothy B. Billington.....   37,500 (1)     1.6%         22.58        4/14/09      532,587      1,349,681
                             13,752 (2)     0.6%         22.58        4/14/09      195,310        494,955

George P. Rigg............   18,000 (3)     0.7%         22.58        4/14/09      255,642        647,847
                              9,056 (2)     0.4%         22.58        4/14/09      128,609        325,921

C. Philip Chapman.........   33,000 (1)     1.4%         22.58        4/14/09      468,677      1,187,719
                             11,264 (2)     0.5%         22.58        4/14/09      159,968        405,390

Mitchell R. Little........   33,000 (1)     1.4%         22.58        4/14/09      468,677      1,187,719
                             11,270 (2)     0.5%         22.58        4/14/09      160,053        405,606

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(1) Each stock option becomes exercisable over a one-year vesting period, in 12 successive monthly installments commencing on July 1, 2003, and has a maximum term of 10 years from the date of grant. Vesting may be accelerated under certain circumstances in connection with an acquisition of the Company or a change of control. The exercise price may be paid in cash or through a cashless exercise procedure involving a same-day sale of the purchased shares.
(2) Each stock option became fully exercisable on April 14, 2000, and has a maximum term of 10 years from the date of the grant. Vesting may be accelerated under certain circumstances in connection with an acquisition of the Company or a change in control. The exercise price may be paid in cash or through a cashless exercise procedure involving a same-day sale of the purchased shares.
(3) Each stock option is exercisable over a three-year vesting period, in 36 successive monthly installments commencing on July 1, 1999 and has a maximum term of 10 years from the date of grant. Vesting may be accelerated under certain circumstances in connection with an acquisition of the Company or a change of control. The exercise price may be paid in cash or through a cashless exercise procedure involving a same-day sale of the purchased shares.
(4) No assurance can be given that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. The rates of appreciation are specified by rules of the Securities and Exchange Commission (the "SEC") and are for illustrative purposes only; they do not represent the Company's estimate of future stock price. Unless the market price of the Common Stock does, in fact, appreciate over the option term, no value will be realized from the option grant. The exercise price of each of the options was equal to the closing sales price of the Common Stock as quoted on the NASDAQ Stock Market on the date of grant.

OPTION EXERCISES AND HOLDINGS

         The following table provides information on option exercises in the fiscal year ended, and option holdings at, March 31, 2000, by the Named Executive Officers and the value of such officers' unexercised options at March 31, 2000:

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                           NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED OPTIONS        IN-THE-MONEY OPTIONS
                              SHARES        VALUE         AT MARCH 31, 2000 (#)           AT MARCH 31, 2000 ($)(2)
                           ACQUIRED ON    REALIZED    -----------------------------    -----------------------------
NAME                       EXERCISE (#)    ($)(1)     EXERCISABLE     UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
----                       ------------    ------     -----------     -------------    -----------     -------------
Steve Sanghi.............     60,000      2,048,715    1,194,291         704,883        70,179,494       34,608,269
Timothy B. Billington....     79,379      1,754,217       32,619         213,346         1,625,794       10,566,890
George P. Rigg...........     50,918      1,418,338        8,940         128,149           454,632        6,402,594
C. Philip Chapman........     70,576      2,230,597       29,719         185,545         1,550,304        9,150,541
Mitchell R. Little.......     40,122        940,313       11,225         184,145           554,400        9,077,776

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(1) Calculated based on the market price per share of the Common Stock at date of exercise multiplied by the number of shares issued upon exercise less the total exercise price of the options exercised.
(2) Calculated based on $65.75 per share, which was the closing sales price per share of the Common Stock as quoted on the NASDAQ Stock Market on March 31, 2000, multiplied by the number of applicable shares in-the-money less the total exercise price for such shares.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
ARRANGEMENTS

         The Company has not entered into employment contracts with any of the Named Executive Officers. Each of the Named Executive Officers has entered into an Executive Officer Severance Agreement with the Company (the "Severance Agreement"). The Severance Agreement provides for the automatic acceleration in vesting of all unvested stock options upon the first to occur of any of the following events: (i) as of the date immediately preceding a change of control in the event any such stock options are or will be terminated or canceled (except by mutual consent) or any successor to the Company fails to assume and agree to perform all such stock option agreements at or prior to such time as any such person becomes a successor to the Company; (ii) as of the date immediately preceding such change of control in the event the executive does not or will not receive upon exercise of such executive's stock purchase rights under any such stock option agreement the same identical securities and/or other consideration as is received by all other stockholders in any merger, consolidation, sale, exchange or similar transaction occurring upon or after such change of control; (iii) as of the date immediately preceding any involuntary termination of such executive occurring upon or after any such change of control; or (iv) as of the date six months following the first such change of control, provided that the executive shall have remained an employee of the Company continuously throughout such six-month period. For purposes of the Severance Agreement, "change of control" means the occurrence of any of the following events: (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the

Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities; or (b) a change in the composition of the Board of Directors as a result of which fewer than a majority of the directors are "Incumbent Directors." "Incumbent Directors" means directors who either (A) are directors of the Company as of the date the Severance Agreement was entered into, or (B) are elected, or nominated for election, to the Board of Directors with the affirmative votes (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for election as a director without objection to such nomination) of at least three-quarters of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors of the Company); or (c) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         THE COMPENSATION COMMITTEE; GENERAL

         The Board of Directors maintains a Compensation Committee (the "Committee") comprised of one or more outside directors. The Committee is presently comprised of Messrs. Hugo-Martinez and Day. The Committee, with input from directors Chapman, Meyercord and Sanghi, conducted performance reviews for fiscal 2000, and made compensation decisions for fiscal 2001, with respect to the Company's executive officers other than Mr. Sanghi. The Committee, with input from director Chapman, conducted the performance review for fiscal 2000, and made compensation decisions for fiscal 2001, with respect to Mr. Sanghi. Mr. Sanghi does not participate in deliberations relating to his own compensation.

         THE STOCK OPTION COMMITTEE

         The Board of Directors also maintains a Stock Option Committee comprised of two or more outside directors. The Stock Option Committee administers the Plans and determines, within the confines of the Plans, the timing, amount and vesting of stock options to be granted to the Company's executive officers. Currently, the Committee serves as the Stock Option Committee.

         COMPENSATION POLICY

         The Company bases its compensation policy on a pay-for-performance philosophy for all corporate officers and key employees. This philosophy emphasizes variable compensation, primarily by setting base salaries after a review of average base salary levels of comparable companies in the semiconductor industry, with an opportunity to enhance total compensation through various incentives. The Company believes that this philosophy successfully aligns an executive's total compensation with the Company's business objectives and performance and the interests of the stockholders, and serves to attract, retain and reward individuals who contribute both to the Company's short-term and long-term success. Compensation decisions also include subjective determinations and a consideration of various factors with the weight given to a particular factor varying from time to time and in various individual cases. The Company believes that its overall pay-for-performance philosophy fosters a team environment among the Company's management that focuses their energy on achieving the Company's financial and performance objectives, consistent with the Company's guiding values.

         The Committee believes that the overall compensation levels for the Company's executive officers for fiscal 2000 are consistent with the Company's pay-for-performance philosophy and are commensurate with the Company's fiscal 2000 performance. Overall, the 8-bit microcontroller segment of semiconductor industry achieved a revenue growth rate of approximately 3% for the period ended December 31, 1999. By contrast, the Company's net sales increased 22% in fiscal 2000; its net income before special income and charges increased 40% in fiscal 2000; and its return on average equity was 22.71% in fiscal 2000.

         ELEMENTS OF COMPENSATION

         There are currently four major elements of the Company's executive compensation program: annual base salary, incentive cash bonuses and long-term compensation programs, stock options, and compensation and employee benefits generally available to all Company employees.

         BASE SALARIES. The Committee establishes annual base salaries for the Company's executive officers at the beginning of each fiscal year, primarily by considering the salaries of executive officers in similar positions with comparably sized companies (the "Reference Group"). The Reference Group currently consists of five companies that have annual sales of $500 million to $1.5 billion, have current market capitalizations of between $5.0 billion and $20.0 billion, and operate in recognized market segments, such as logic, memory and mixed-signal, within the semiconductor industry. Monitoring the Reference Group provides a stable and continuing frame of reference for reviewing and setting base salary compensation. The composition of the Reference Group is subject to change from year to year based on the Committee's assessment of comparability, including the extent to which the Reference Group reflects changes occurring within the Company and in the semiconductor industry as a whole. The Reference Group companies also comprise the Peer Group used in the performance graph. See "Performance Graph," below. In addition, consistent with the Company's pay-for-performance philosophy, the Committee reviews the performance objectives for the Company as a whole for the immediately preceding fiscal year and the upcoming fiscal year, as well as the performance objectives for each of the individual officers relative to their respective areas of responsibility for both periods. Performance objectives are initially developed by the individual officers, in conjunction with their respective operating units, and then discussed with and approved by the Chief Executive Officer to generate the Company's annual operating plan ("AOP"). The Board of Directors then reviews and approves the AOP. In setting base salaries, the Committee also considers subjective factors such as an executive's experience and tenure in the industry and perceived value of the executive's position to the Company as a whole. After consideration of all of the above-described factors, average base salaries for the Company's executive officers increased 5.7% in fiscal 2000.

         INCENTIVE CASH BONUSES AND LONG-TERM COMPENSATION PROGRAMS. Incentive cash bonuses may be payable to the Company's officers, managers and other key employees under the Company's Management Incentive Compensation Plan ("MICP"). The Board of Directors approved the MICP for fiscal 2000 as part of the fiscal 2000 AOP at the beginning of fiscal 2000. The MICP is an aggregate bonus pool derived from a percentage of the Company's annual operating profit. This bonus pool may then be allocated among the eligible participants based upon the achievement of individual performance objectives and various subjective determinations, with no particular weight being assigned to any one factor. MICP bonuses, if any, are payable on a quarterly basis. The Board of Directors and the Committee generally give Mr. Sanghi wide discretion with respect to the designation of employees eligible to participate in the MICP and the amount of any MICP bonus to be awarded to each participant, including executive officers other than himself. The Committee determines the amount of the MICP bonus, if any, to be awarded to Mr. Sanghi. In fiscal 2000, approximately 400 employees, including the executive officers and the Chief Executive Officer, participated in the MICP.

         In conjunction with the MICP, the executive officers are eligible to participate in a program designed to provide longer-term compensation to the executive officers. In light of the importance of retaining the executive officers in the Company's long-term employ and in order to provide an alternative to immediately taxable cash bonuses, the Company maintains a split-dollar life insurance program for key executives. The split-dollar life insurance program provides key officers with an incentive to remain in the long-term employ of the Company, an insurance benefit, and a cash value benefit payable in the future when the executive is no longer in the Company's employ. The Committee determines what portion of an executive's overall MICP cash bonus will be paid in cash or into the split-dollar life insurance program. During fiscal 2000, four of the executive officers, including Mr. Sanghi, participated in the split-dollar life insurance program. See the "Summary Compensation Table" and the footnotes thereto, above.

         Numerous objective and subjective factors were considered in establishing the total MICP bonus compensation for fiscal 2000, including the Company's sales and net income growth, return on equity and industry conditions as they exist throughout the fiscal year. MICP bonuses for fiscal 2000 were paid at the rate of 128% of the total MICP bonus pool established in the fiscal 2000 AOP. As a result, the average MICP bonus for the Company's four executive officers, excluding Mr. Sanghi, was approximately 35.7% of base salary, an increase of approximately 18.2% in fiscal 2000 as compared to fiscal 1999 when the average MICP bonus for such officers, excluding Mr. Sanghi, was approximately 17.5% of base salary. See the "Summary Compensation Table" and footnotes thereto, above. The Committee believes that the MICP bonus compensation for fiscal 2000 is consistent with the Company's pay-for-performance philosophy and is commensurate with the fiscal 2000 AOP objectives.

         STOCK OPTIONS. The Company believes that executive officers, other corporate officers and key employees should hold substantial, long-term equity stakes in the Company so that their collective interests will coincide with the interests of the stockholders. Thus, stock options constitute a significant portion of the Company's incentive compensation program. At March 31, 2000, approximately 47% of the Company's employees worldwide held options to purchase Common Stock. In granting stock options to executive officers, the Committee considers numerous factors, such as the individual's position and responsibilities with the Company, the individual's future potential to influence the Company's mid- and long-term growth, the vesting schedule of the options awarded and the number of options previously granted. See the table under "Option Grants - Option Grants in Last Fiscal Year," above, for information regarding options to purchase Common Stock granted to the Named Executive Officers during fiscal 2000.

         OTHER COMPENSATION AND EMPLOYEE BENEFITS GENERALLY AVAILABLE TO COMPANY EMPLOYEES. The Company maintains compensation and employee benefits that are generally available to all Company employees, including medical, dental and life insurance benefits, the Purchase Plan, a 401(k) retirement savings plan, a supplemental retirement savings plan (an unfunded, non-qualified deferred compensation plan maintained primarily for the purpose of providing deferral of compensation for a select group of management employees as defined in ERISA Sections 201, 301 and 401), and a cash bonus plan. The cash bonus plan awards each eligible employee with up to two and one-half days of pay, based on base salary, every quarter, if the Company meets certain operating profitability objectives established by the Board of Directors. For fiscal 2000, each eligible employee received 103% of the target cash bonus payment permitted under the cash bonus plan.

         CHIEF EXECUTIVE OFFICER COMPENSATION

         The Committee uses the same factors and criteria described above in making compensation decisions regarding the Chief Executive Officer. For fiscal 2000, Mr. Sanghi's base salary was increased by 6.3%. The Committee believes this is an appropriate increase considering the base salaries of chief executive officers in the Reference Group and the Company's increased sales growth and performance compared to the semiconductor industry as a whole. Mr. Sanghi's aggregate MICP bonus for fiscal 2000 was determined after considering numerous objective and subjective factors, including industry conditions and the Company's performance, and resulted in a total MICP bonus payment for fiscal 2000 (which was made as a contribution to the split-dollar life insurance program) of approximately 79.5% of his base salary. As a result, Mr. Sanghi's fiscal 2000 MICP bonus represented an increase of approximately 39.6% in fiscal 2000 as compared to fiscal 1999 when Mr. Sanghi's MICP bonus was approximately 39.9% of his base salary. See the "Summary Compensation Table" and footnotes thereto, above. The Committee believes that Mr. Sanghi's fiscal 2000 MICP bonus was (i) consistent with the Company's pay-for-performance philosophy and is commensurate with the Company's overall performance, as well as the fiscal 2000 AOP objectives; and (ii) reasonable based on the Company's overall performance in fiscal 2000, its performance as compared to the Reference Group and Mr. Sanghi's leadership and influence over the Company's performance. During fiscal 2000, Mr. Sanghi was granted options to acquire 188,321 shares of Common Stock at a weighted average exercise price of $22.58 per share. For additional information concerning these option grants, including vesting information, see the table under "Option Grants in Last Fiscal Year," above. The amounts of the grants and the vesting terms were determined to provide an appropriate long-term incentive for Mr. Sanghi.

         DEDUCTIBILITY OF EXECUTIVE COMPENSATION

         Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the deductibility by the Company for federal income tax purposes of compensation paid to the Company's Chief Executive Officer and to each of the Company's other four most highly compensated executive officers to $1 million each, subject to certain exceptions. The Company anticipates that a substantial portion of each executive officer's compensation will be "qualified performance-based compensation," that is not limited under Code Section 162(m). The Committee, therefore, does not currently anticipate that any executive officer's compensation will exceed that limitation of deductibility in fiscal 2001. The Committee intends to review the deductibility of executive compensation from time to time to determine whether any additional actions are advisable to maintain deductibility.

         By The Compensation and Stock Option Committees of the Board of
Directors:

                Albert J. Hugo-Martinez           L.B. Day

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Board of Directors maintains a Compensation Committee, which is currently comprised of Messrs. Hugo-Martinez and Day. Neither of Messrs. Hugo-Martinez or Day had any contractual or other relationship or transaction with the Company during fiscal 2000 except as a director and neither has ever served as an officer or employee of the Company.

PERFORMANCE GRAPH

         The following graph shows a comparison of cumulative total stockholder return for: (i) the Common Stock; (ii) a self-constructed Peer Group Index comprised of five companies that operate in recognized market segments, such as logic, memory and mixed-signal, within the semiconductor industry and that have annual sales between $500 and $1.5 billion and a current market capitalization of between $5.0 billion and $20.0 billion (the "Peer Group"); and (iii) the CRSP Total Return Index for the NASDAQ Stock Market (U.S.). The Peer Group is comprised of Altera Corporation, Atmel Corporation, Linear Technology Corporation, Maxim Integrated Products, Inc. and Xilinx, Inc.

         The Peer Group is identical to the Reference Group used by the Committee in reviewing executive compensation. See "Board Compensation Committee Report on Executive Compensation," above.

         In preparing the following graph, it was assumed that $100 was invested in the Common Stock at the initial offering price on March 22, 1993, the date on which shares of Common Stock were first publicly traded. No cash dividends have been declared or paid with respect to the Common Stock.

         NOTE THAT HISTORIC STOCK PRICE PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE STOCK PERFORMANCE.

                       Mar-93   Apr-93   May-93   Jun-93   Jul-93   Aug-93   Sep-93   Oct-93   Nov-93   Dec-93
                       ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
Microchip Technology   100.00   131.77   144.18   181.38   176.73   288.35   322.46   396.87   396.87   483.69
Peer Group Index       100.00    96.66   112.41   117.40   126.44   140.02   152.89   134.98   138.41   161.46
Broad Market Index     100.00    95.73   103.51   103.99   104.11   109.49   112.75   115.29   111.85   114.97

                       Jan-94   Feb-94   Mar-94   Apr-94   May-94   Jun-94   Jul-94   Aug-94   Sep-94   Oct-94   Nov-94   Dec-94
                       ------   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
Microchip Technology   492.99   551.90   474.39   520.88   576.69   655.77   595.30   683.68   730.17   863.33   830.18   767.39
Peer Group Index       171.71   185.01   173.38   193.43   177.34   164.27   157.45   184.35   193.08   222.25   215.39   224.05
Broad Market Index     118.45   117.35   110.13   108.70   108.97   104.98   107.13   113.96   113.67   115.91   112.06   112.38

                       Jan-95   Feb-95   Mar-95   Apr-95   May-95   Jun-95   Jul-95   Aug-95   Sep-95   Oct-95   Nov-95   Dec-95
                       ------   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
Microchip Technology   624.38   704.61   784.84   788.35   830.17  1015.07  1074.35  1060.41  1056.89  1107.50  1130.16  1018.53
Peer Group Index       215.46   246.22   257.81   294.87   311.36   351.76   430.27   465.76   483.61   476.07   439.63   391.01
Broad Market Index     113.01   118.98   122.47   126.32   129.59   140.08   150.37   153.42   156.95   156.05   159.71   158.87

                       Jan-96   Feb-96   Mar-96   Apr-96   May-96   Jun-96   Jul-96   Aug-96   Sep-96   Oct-96   Nov-96   Dec-96
                       ------   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
Microchip Technology   927.86   774.35   767.38   711.56   718.53   690.65   889.50  1023.80  1042.95  1011.56  1332.46  1419.67
Peer Group Index       455.95   458.46   400.80   433.12   409.97   347.38   353.57   371.33   409.06   399.38   525.79   489.71
Broad Market Index     159.66   165.75   166.30   180.08   188.34   179.85   163.84   173.05   186.28   184.21   195.63   195.47

                       Jan-97   Feb-97   Mar-97   Apr-97   May-97   Jun-97   Jul-97   Aug-97   Sep-97   Oct-97   Nov-97   Dec-97
                       ------   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
Microchip Technology  1595.85  1564.46  1255.74  1308.04  1485.98  1245.25  1559.18  1692.61  1890.13  1669.06  1465.00  1255.74
Peer Group Index       605.94   565.59   527.67   575.53   608.27   599.05   705.84   684.87   702.66   588.94   598.83   532.17
Broad Market Index     209.34   193.83   181.19   186.84   207.99   214.39   236.98   236.63   250.65   237.60   238.85   234.74

                       Jan-98   Feb-98   Mar-98   Apr-98   May-98   Jun-98   Jul-98   Aug-98   Sep-98   Oct-98   Nov-98   Dec-98
                       ------   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
Microchip Technology   966.67  1012.44   879.02  1187.74  1025.50  1093.56  1283.24   766.50   915.62  1132.80  1457.16  1548.76
Peer Group Index       559.47   650.40   580.93   669.45   558.45   501.21   522.02   419.20   464.84   573.48   654.55   802.69
Broad Market Index     242.17   264.94   274.73   279.36   263.84   282.26   278.97   223.67   254.71   265.91   292.93   330.99

                       Jan-99   Feb-99   Mar-99   Apr-99   May-99   Jun-99   Jul-99   Aug-99   Sep-99   Oct-99   Nov-99   Dec-99
                       ------   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
Microchip Technology  1208.65  1140.65  1449.31  1465.00  1836.51  1983.00  2098.15  2291.72  2150.45  2788.80  2652.74  2864.65
Peer Group Index       924.23   768.65   917.14  1024.59   983.36  1205.61  1195.04  1312.88  1244.70  1479.68  1591.06  1673.49
Broad Market Index     379.00   345.02   370.97   382.86   372.65   405.92   398.73   415.40   415.76   448.20   500.56   612.53

                       Jan-00   Feb-00   Mar-00
                       ------   ------   ------
Microchip Technology  2631.83  3920.28  4128.23
Peer Group Index      1925.32  2632.81  2793.28
Broad Market Index     589.94   701.04   689.04

                              CERTAIN TRANSACTIONS

         In the ordinary course of business, the Company uses numerous employment recruiters to locate potential employment candidates. During fiscal 2000, the Company began using High Tech Job Placement, a company owned by the wife and daughter of Mr. Little, as one of its numerous employment recruiters. No compensation was paid to High Tech Job Placement during fiscal 2000, but, to date during fiscal 2001, the Company has paid approximately $65,000 in placement fees to High Tech Job Placement. The Company expects that it will continue to consider employment candidates presented by High Tech Job Placement during the remainder of fiscal 2001; however, any additional placement fees that may be payable during fiscal 2001 are not knowable at this time.

                  SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS,
                        DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth certain information regarding the beneficial ownership of the Common Stock, as of April 28, 2000 by: (i) each director and nominee for director; (ii) each of the Named Executive Officers;
(iii) all directors and executive officers as a group; and (iv) each person who is known to the Company to own beneficially more than five percent of the Common
Stock:

                                             NUMBER OF SHARES         PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER     BENEFICIALLY OWNED(1)(2)   COMMON STOCK
------------------------------------     ------------------------   ------------
Capital Research & Management (3)........       9,915,000               12.55%
J. & W. Seligman & Co., Inc. (4).........       5,532,000                7.01%
AMVESCAP PLC(5)..........................       5,331,848                6.75%
FMR Corp. (6)............................       4,214,235                5.34%
Steve Sanghi (7).........................       2,030,761                2.53%
George P. Rigg (8).......................         138,495                   *
Albert J. Hugo-Martinez (9)..............          64,563                   *
C. Philip Chapman (10)...................          58,051                   *
Timothy B. Billington (11)...............          45,331                   *
Matthew W. Chapman (12)..................          27,250                   *
L.B. Day (13)............................          21,250                   *
Wade F. Meyercord (14)...................          11,250                   *
Mitchell R. Little (15)..................           7,141                   *
All directors and executive officers as
  a Group (nine persons) (16)............       2,404,092                2.99%

--------------------
*    Less than 1% of the outstanding shares of Common Stock
(1) Except as otherwise indicated in the footnotes to this table and subject to applicable community property laws, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock.
(2) Includes shares of Common Stock issuable to the identified person pursuant to stock options and stock purchase rights that may be exercised within 60 days of April 28, 2000. In calculating the percentage of ownership, such shares are deemed to be outstanding for the purpose of computing the percentage of shares of Common Stock owned by such person but are not deemed to be outstanding for the purpose of computing the percentage of shares of Common Stock owned by any other stockholder.
(3)  333 South Hope Street, Los Angeles, CA 90071. Information is based on a
     Schedule 13G filed with the SEC by Capital Research & Management dated February 10, 2000. Such Schedule 13G indicates that Capital Research and Management is the beneficial owner of 9,915,000 shares of the Common Stock as a result of acting as an investment adviser to investment companies registered under Section 8 of the Investment Company Act of 1940. Capital

     Research and Management has the sole power to dispose of and direct the disposition of such Common Stock. The Growth Fund of America, Inc., an investment company registered under Section 8 of the Investment Company Act of 1940, which is advised by Capital Research and Management, is the beneficial owner of 4,012,000 shares of the Common Stock. The Growth Fund of America, Inc. has sole power to vote or direct the vote of such Common Stock.
(4) 100 Park Avenue, New York, NY 10017. Information is based on a Schedule 13G filed with the SEC by J. & W. Seligman & Co., Inc. on February 10, 2000. Such Schedule 13G indicates that J. & W. Seligman & Co., Inc. is the beneficial owner of 5,532,000 shares of Common Stock as a result of acting as an investment adviser to investment companies registered under Section 8 of the Investment Company Act of 1940. J. & W. Seligman & Co. has the shared power to vote or direct the vote of 5,315,550 shares of the Common Stock and has the shared power to dispose of and direct the disposition of 5,532,000 shares of such Common Stock.
(5) 11 Devonshire Square, London, EC2M 4YR, England. Information is based on the Schedule 13G filed with the SEC by AMVESCAP PLC on February 4, 2000. Such Schedule 13G indicates that AMVESCAP PLC has shared power to vote or direct the vote and to dispose of and direct the disposition of such Common Stock. AMVESCAP PLC is the parent holding company of a group of investment management companies that hold investment power and, in some cases, voting power over the securities reported in the referenced Schedule 13G.
(6) 82 Devonshire Street, Boston, MA 02109. Information is based on a Schedule 13G filed with the SEC by FMR Corp. on January 10, 2000. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 4,214,235 shares of the Common Stock. Neither FMR Corporation nor Fidelity Management & Research Company have the sole power to vote or direct the voting of the Common Stock.
(7) Includes 1,289,799 shares issuable upon exercise of options. Also includes 387,598 shares held of record by Steve Sanghi and Maria T. Sanghi as joint tenants, 41,445 shares held individually by Steve Sanghi, and 311,919 shares held of record by Steve Sanghi and Maria T. Sanghi as Trustees of Declaration of Trust.
(8) Includes 32,152 shares issuable upon exercise of options. Also includes 19,155 shares held by George P. Rigg and Jane H. Rigg as joint tenants, and 87,188 shares held individually by George P. Rigg.
(9)  Includes 64,563 shares issuable upon exercise of options.
(10) Includes 51,952 shares issuable upon exercise of options. Also includes 6,099 shares held by C. Philip Chapman and Donna R. Chapman as joint tenants.
(11) Includes 44,027 shares issuable upon exercise of options. Also includes 1,304 shares held individually by Timothy B. Billington.
(12) Includes 21,250 shares issuable upon exercise of options. Also includes 6,000 shares held individually by Matthew W. Chapman.
(13) Includes 21,250 shares issuable upon exercise of options.
(14) Includes 11,250 shares issuable upon exercise of options.
(15) Includes 6,751 shares issuable upon exercise of options. Also includes 390 shares held individually by Mitchell R. Little.
(16) Includes 1,542,994 shares issuable upon exercise of options.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's directors and executive officers and persons who own more than 10% of a class of the Company's equity securities registered under the Exchange Act to file reports of securities ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on the Company's review of the copies of such forms received by it during the fiscal year ended March 31, 2000, and written representations that no other reports were required, the Company believes that, except as described below, each person who, at any time during fiscal 2000, was a director, officer or beneficial owner of more than 10% of the Common Stock, complied with all Section 16(a) filing requirements. Mr. Little filed one late report covering an aggregate of 185 shares of Commons Stock. Mr. Rigg filed one late report covering an aggregate of 10,000 shares of Common Stock.

               PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION
           TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

         The Certificate of Incorporation currently provides that the Company is authorized to issue two classes of stock consisting of 100,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, $0.001 par value per share. In May 2000, the Board of Directors unanimously approved an amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock to 300,000,000 shares. The Board of Directors believes that the current capital structure does not provide sufficient flexibility for the future needs of the Company. Therefore, at the Meeting, the stockholders are being asked to approve the proposed amendment. Under the proposed amendment, paragraph
(A) of Article IV of the Certificate of Incorporation would be amended to read as follows:

         "(A) CLASSES OF STOCK. This corporation is authorized to issue two classes of stock to be designated, respectively, `Common Stock' and `Preferred Stock.' The total number of shares which the corporation is authorized to issue is three hundred and five million (305,000,000) shares. Three hundred million (300,000,000) shares shall be Common Stock, par value $0.001 per share and five million (5,000,000) shares shall be Preferred Stock, par value $0.001 per share."

         The Company currently has 100,000,000 authorized shares of Common Stock. As of the Record Date, 78,949,234 shares of Common Stock were issued and outstanding. In addition, as of the Record Date, and without giving effect to the proposed amendment to Purchase Plan described in this Proxy Statement, 16,569,634 shares were reserved for future issuance upon the exercise of outstanding options under the Company's various stock plans and an outstanding stock purchase warrant.

PURPOSE AND EFFECT OF THE AMENDMENT

         The principal purpose of the proposed amendment is to authorize additional shares of Common Stock which will be necessary or appropriate to, among other things, effect future stock splits or stock dividends, to raise additional capital through the sale of securities, or to acquire another company or its business or assets through the issuance of securities. Depending on the price, the issuance of additional shares of Common Stock may have a dilutive effect on earnings per share and, for persons who do not purchase additional shares to maintain their pro rata interest in the Company, on such stockholders' percentage voting power.

         The authorized shares of Common Stock in excess of those issued will be available for issuance at such times and for such corporate purposes as the Board of Directors may deem advisable, without further action by the Company's stockholders, except as may be required by applicable law or by the rules of any stock exchange or national securities association trading system on which the Common Stock may be listed or traded. Upon issuance, such shares will have the same rights as the outstanding shares of Common Stock. Holders of Common Stock have no preemptive rights.

         The Company has no arrangements, agreements or understandings at the present time for the issuance or use of the additional shares of Common Stock proposed to be authorized. The Board of Directors does not intend to issue any Common Stock except on terms that the Board of Directors deems to be in the best interests of the Company and its stockholders. Any future issuance of Common

Stock will be subject to the rights of holders of outstanding shares of any preferred stock that the Company may issue in the future.

REQUIRED VOTE

         The approval of the foregoing amendment to the Certificate of Incorporation requires the affirmative vote of a majority of the shares of Common Stock issued and outstanding on the Record Date. Accordingly, the effect of an abstention is the same as that of a vote against the proposal. If approved by the stockholders, the proposed amendment to Article IV(A) will become effective upon the filing of a certificate of amendment to the Certificate of Incorporation, which will occur as soon as reasonably practicable. If the proposed amendment is not approved by the stockholders, the authorized number of shares of the Company's stock will not change.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THIS PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK.

             PROPOSAL TO AMEND THE COMPANY'S 1993 STOCK OPTION PLAN

PROPOSED PLAN AMENDMENT

         The Board of Directors has approved an amendment to the Company's 1993 Stock Option Plan (the "Plan"), subject to approval by the stockholders, to extend the term of the Plan so that the Plan terminates upon the earlier of (i) JANUARY 19, 2013 or (ii) the date on which all shares available for issuance under the Plan have been issued pursuant to the exercise of options granted under the Plan (the "Plan Amendment"). Without giving effect to the Plan Amendment, the Plan provides that the Plan shall terminate upon the earlier of
(i) JANUARY 19, 2003 or (ii) the date on which all shares available for issuance under the Plan have been issued pursuant to the exercise of options granted under the Plan.

         Since the Plan's initial adoption, a total of 25,346,216 shares of Common Stock have been reserved for issuance under the Plan. As of the Record Date, 14,734,788 have been issued upon exercise of options, 5,531,473 are currently subject to outstanding options and 5,079,955 are shares with respect to which options may be granted in the future.

REASONS FOR THE PLAN AMENDMENT

         The Plan is intended to promote the best interests of the Company by providing officers, key employees, non-employee members of the Board of Directors, and consultants and other independent contractors who provide valuable services to the Company with the opportunity to acquire, or otherwise increase, their equity interest in the Company as an incentive to remain in service to the Company and to align their collective interests with those of the stockholders.

         The participation of key employees, including officers, in stock option plans has always been an essential component of the Company's pay-for-performance compensation program. See "Board Compensation Committee Report on Executive Compensation," above. The Board of Directors believes that the stock option program should continue to function as the Company's key long-term incentive compensation program. Stock option programs are a standard employee benefit in the high technology industry in which the Company competes, enabling such companies to ultimately attract and then retain talented employees. As a result, many other companies, including the Company's competitors, maintain stock option programs. The Board of Directors believes that such plans are necessary and important in attracting and retaining employees with outstanding capabilities and that a serious competitive disadvantage would result if the Company were unable to continue granting stock options. For these reasons, the Board of Directors believes that it is in the best interest of the Company to extend the term of the Plan for an additional ten years beyond its current expiration date.

BOARD RECOMMENDATION

         At the Meeting, the stockholders are being requested to approve the proposed Plan Amendment.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSED PLAN AMENDMENT.

DESCRIPTION OF THE PLAN

         The Plan is the Company's primary equity incentive program for officers and non-employee members of the Board of Directors. The Plan, which is a successor plan to the Company's 1989 Stock Option Plan (the "1989 Plan"), was adopted by the Board of Directors in January 1993 and approved by the stockholders in February 1993.

         The Plan is divided into the Discretionary Option Grant Program and the Automatic Option Grant Program. Option grants under the Discretionary Option Grant Program may be made to officers, key employees, non-employee members of the Board of Directors, and consultants and other independent contractors who provide valuable services to the Company. As of March 31, 2000, there were approximately nine persons eligible to participate under the Plan's Discretionary Option Grant Program. The Discretionary Option Grant Program is administered by the Stock Option Committee, which is presently comprised of Messrs. Hugo-Martinez and Day.

         On May 5, 2000, the Board of Directors adopted an amendment to the Plan providing that options granted under the Discretionary Option Grant Program after such date will be non-statutory. Prior to May 5, 2000, options granted under the Plan were either incentive stock options meeting the requirements of Code Section 422 or non-statutory options. If any outstanding option expires or terminates prior to exercise, the shares subject to that option may become the subject of subsequent grants under the Plan. The expiration date, maximum number of shares purchasable and the other provisions of the options granted under the Discretionary Option Grant Program, including vesting provisions, are established at the time of grant. Options may be granted for terms of up to 10 years and become exercisable in whole or in one or more installments at such time as may be determined by the Stock Option Committee upon the grant of the options. The exercise prices of options are determined by the Stock Option Committee, but may not be less than 100% of the fair market value of the Common Stock at the time of the grant. The per share closing price of the Common Stock on the NASDAQ Stock Market was $57.625 on June 26, 2000.

         If the Company is acquired by merger, consolidation or asset sale, each outstanding option under the Discretionary Option Grant Program that is not assumed by the successor corporation or otherwise replaced with a comparable option will automatically accelerate and become exercisable in full. Any options so assumed may be accelerated if the optionee's employment is terminated within a designated period following the acquisition. In connection with a change in control of the Company by tender offer or proxy contest for board membership, the Stock Option Committee can accelerate outstanding options. The Stock Option Committee also has authority to extend these acceleration provisions to one or more outstanding options under the 1989 Plan incorporated into the Plan.

         The Plan's Automatic Option Grant Program provides for the automatic grant of stock options to non-employee directors, of which there are currently four. The non-discretionary feature is intended to satisfy the requirements of rules adopted under the Exchange Act. Under the Automatic Option Grant Program, an option to acquire 5,000 shares of Common Stock is automatically granted to each non-employee director at the meeting of the Board of Directors held immediately after each annual meeting of stockholders, effective as of the first business day of the month in which the annual stockholders' meeting is held, with such options to vest in a series of 12 equal and successive monthly installments commencing one month after the annual automatic grant date. In addition, each new non-employee member of the Board of Directors receives an automatic grant of an option to acquire 10,000 shares of Common Stock on the date of their first appointment or election to the Board of Directors. Those options become exercisable and vest in a series of 36 equal and successive monthly installments commencing one month after the automatic grant date. A non-employee member of the Board of Directors is not eligible to receive the 5,000 share automatic option grant if that option grant date is within 30 days of such non-employee member receiving the 10,000 share automatic option grant. If the Company is acquired by merger, consolidation or asset sale, or in connection with a change in control of the Company by tender offer or proxy contest for board membership, each outstanding option under the Automatic Option Grant Program will automatically accelerate and immediately vest in full.

         Options granted under the Plan are nontransferable other than by will or by the laws of descent and distribution upon the death of the option holder and, during the lifetime of the option holder, are exercisable only by such option holder. Termination of employment at any time for cause immediately terminates all options held by the terminated employee.

         If the stockholders approve the proposed amendment to the Plan, the Plan will remain in force until January 19, 2013. The Board of Directors at any time may suspend, amend or terminate the Plan except that, without the approval of the stockholders, the Board of Directors may not: (i) increase, except in the case of certain organic changes to the Company, the maximum number of shares of Common Stock subject to the Plan; (ii) reduce the exercise price at which options may be granted or the exercise price for which any outstanding option may be exercised; (iii) extend the term of the Plan; (iv) materially change the class of persons eligible to receive options; or (v) materially increase the benefits accruing to participants under the Plan. The Board of Directors, however, may amend the Plan from time to time as it deems necessary in order to meet the requirements of any amendments to Rule 16b-3 under the Exchange Act without the consent of the stockholders of the Company.

PLAN PARTICIPATION

         The grant of options under the Discretionary Option Grant Program, including grants to the Named Executive Officers, is subject to the discretion of the Stock Option Committee. As of the date of this Proxy Statement, there has been no determination by the Stock Option Committee with respect to future awards under the Plan. Accordingly, future discretionary awards are not determinable.

         The future award of options under the Automatic Option Grant Program to non-employee directors is subject to the (re)election of such individuals as directors and the fair market value of the Common Stock on the first business day of the month in which the annual stockholders' meeting is held.

         The following table sets forth information with respect to the grant of options during the fiscal year ended March 31, 2000 to: (i) each of the Named Executive Officers; (ii) all current executive officers as a group; (iii) all non-employee directors; and (iv) all other employees as a group:

                              AMENDED PLAN BENEFITS
                             1993 STOCK OPTION PLAN

       NAME OF INDIVIDUAL OR                NUMBER OF
       IDENTITY OF GROUP AND            SHARES SUBJECT TO           EXERCISE
             POSITION                OPTIONS GRANTED (#)(1)         PRICE ($)
---------------------------------    ----------------------         ---------
Steve Sanghi, Director,
Chairman, President and
Chief Executive Officer                     188,321                  $22.58

George P. Rigg, Vice President
Advanced Microcontroller and
Technology Division                          27,056                   22.58

Timothy B. Billington,
Vice President,
Manufacturing Operations                     51,252                   22.58

C. Philip Chapman, Vice President
Chief Financial Officer                      44,264                   22.58

Mitchell R. Little,
Vice President,
Americas Sales                               44,270                   22.58

All current executive officers
as a group (5 people)                       355,163                   22.58

All current directors who are not
executive officers as a group                45,000                   33.25(2)
(4 people)

All other employees as a group                    0                       0

----------
(1) See also the table under "Options Grants," above, for additional information regarding options granted to the Named Executive Officers.
(2)  Represents weighted average price share exercise price.

FEDERAL INCOME TAX CONSEQUENCES FOR STOCK OPTIONS

         Certain options granted under the Plan prior to May 5, 2000 were intended to qualify as incentive stock options under Code Section 422. There is no taxable income to an employee when an incentive stock option is granted to him or her or when that option is exercised. The amount by which the fair market value of the shares at the time of exercise exceeds the option price generally will be treated as an item of preference in computing the alternative minimum taxable income of the optionholder. If an optionholder exercises an incentive stock option and does not dispose of the shares within either two years after the date of the grant of the option or one year of the date the shares were transferred to the optionholder, any gain or loss realized upon disposition will be taxable to the optionholder as a capital gain or loss. If the optionholder does not satisfy the applicable holding periods, however, the difference between the option price and the fair market value of the shares on the date of exercise of the option will be taxed as ordinary income, and the balance of the gain, if any, will be taxed as capital gain. If the shares are disposed of before the expiration of the one-year or two-year periods and the amount realized is less than the fair market value of the shares at the date of exercise, the employee's ordinary income is limited to the amount realized less the option exercise price paid. The Company will be entitled to a tax deduction only to the extent the option holder has ordinary income upon the sale or other disposition of the shares.

         Options issued under the Plan also may be nonqualified options. The income tax consequences of nonqualified options are governed by Code Section 83. Under Code Section 83, the excess of the fair market value of the shares of the Common Stock acquired pursuant to the exercise of any option over the amount paid for such stock (hereinafter referred to as "Excess Value") must be included in the gross income of the optionholder. In calculating Excess Value, fair market value is generally determined on the date of the acquisition. Generally, the Company will be entitled to a federal income tax deduction in the same taxable year that the optionholder recognizes income. The Company will be required to withhold taxes with respect to income reportable pursuant to Code
Section 83 by an optionholder who is also an employee of the Company. The basis of the shares acquired by an optionholder will be equal to the option price of those shares plus any income recognized pursuant to Code Section 83. Subsequent sales of the acquired shares will produce capital gain or loss. Such capital gain or loss will be a long-term gain or loss if the stock has been held for one year from the date the substantial risk of forfeiture, if any, lapsed, or, if a
Section 83(b) election is made, one year from the date the shares were acquired.


         PROPOSALS TO AMEND THE COMPANY'S EMPLOYEE STOCK PURCHASE PLAN

     PROPOSAL 1: PROPOSED PURCHASE PLAN AMENDMENT TO INCREASE THE NUMBER OF
                 SHARES AVAILABLE FOR ISSUANCE THEREUNDER

         The Board of Directors has approved an amendment to the Company's Employee Stock Purchase Plan (the "Purchase Plan"), subject to approval by the Company's stockholders, to increase by 200,000 the number of shares of Common Stock reserved for issuance thereunder (the "Share Increase"). Since the initial adoption of the Purchase Plan, a total of 5,559,000 shares of Common Stock have been reserved over time for issuance under the Purchase Plan. Of this amount and as of the Record Date, 5,075,109 shares of Common Stock have previously been issued, and a total of 483,891 shares are presently available for future issuance, without giving effect to the proposed Share Increase.

REASON FOR THE AMENDMENT

         The Purchase Plan is intended to promote the best interests of the Company by providing all eligible employees, including officers, who participate in the Purchase Plan with the opportunity to become stockholders of the Company by purchasing the Company's Common Stock at discounted prices through payroll deductions. The Board of Directors believes that the Purchase Plan is an incentive to employees to remain in the Company's employ, and aligns the collective interests of employees with those of the stockholders. Equity incentives are necessary for the Company to remain competitive in the market for employee talent. The Board of Directors believes that the shares remaining available for issuance pursuant to the Purchase Plan are insufficient for such purpose. As of March 31, 2000, approximately 1,275 employees were eligible to participate in the Purchase Plan, of whom 1,042 were participants.

BOARD OF DIRECTORS RECOMMENDATION

         At the Meeting, the stockholders are being requested to approve the proposed Share Increase.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSED SHARE INCREASE.

     PROPOSAL 2: PROPOSED PURCHASE PLAN AMENDMENT TO EXTEND THE TERM OF THE
                 PURCHASE PLAN FOR AN ADDITIONAL TEN YEARS BEYOND ITS CURRENT TERMINATION DATE

         The Board of Directors has approved an amendment to the Purchase Plan to extend the term of the Purchase Plan so that the Purchase Plan terminates upon the earlier of (i) the last business day in FEBRUARY 2013 or (ii) the date on which all shares available for issuance under the Purchase Plan have been sold pursuant to purchase rights exercised under the Purchase Plan (the "Term Extension"). Without giving effect to the Term Extension, the Purchase Plan provides that it terminates upon the earlier of (i) the last business day in FEBRUARY 2003 or (ii) the date on which all shares available for issuance under the Purchase Plan have been sold pursuant to purchase rights exercised under the Purchase Plan.

         The Term Extension will be subject to receiving (i) stockholder approval of the Term Extensions AND (ii) stockholder approval of the Share Increase. Accordingly, if the stockholders do not approve the Share Increase, the Term Extension will not be effective irrespective of the votes received in favor of this proposal.

REASON FOR THE AMENDMENT

         The continued success of the Company depends upon its ability to attract and retain talented employees. Equity incentives are increasingly necessary for the Company to remain competitive in the marketplace for qualified personnel. The Purchase Plan is an integral part of the equity incentive package that is offered to the Company's employees. As such, the Board of Directors believes that it is necessary to extend the term of the Purchase Plan in order to continue to attract and retain the necessary individuals.

BOARD OF DIRECTORS RECOMMENDATION

         At the Meeting, the stockholders are being requested to approve the proposed Amendment to the Purchase Plan.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSED AMENDMENT TO THE PURCHASE PLAN.

DESCRIPTION OF THE PURCHASE PLAN

         The Purchase Plan was initially adopted by the Board of Directors in January 1993 and approved by the stockholders in March 1993. Since the Purchase Plan's initial inception, and without giving effect to the proposed Share Increase, 5,559,000 shares of Common Stock have been reserved over time for issuance under the Purchase Plan.

         The Purchase Plan, and the rights of participants to make purchases thereunder, is intended to qualify under the provisions of Code Sections 421 and
423. See the discussion below under "Federal Income Tax Consequences For Purchase of Common Stock Under the Purchase Plan," for a summary of the general rules regarding the federal income tax treatment of the purchase and sale of Common Stock under the Purchase Plan. The Purchase Plan is currently administered by the Board of Directors. The Board of Directors has full authority to administer the Purchase Plan, including the authority to interpret and construe any provision of the Purchase Plan and to adopt such rules and regulations it deems necessary for administration of the Purchase Plan.

         Any person who has been employed by the Company for more than 30 days and who is customarily employed for more than 20 hours per week and at least five months per calendar year by the Company is eligible to participate in offerings under the Purchase Plan. Eligible employees become participants in the Purchase Plan by delivering to the Company's stock administration department a subscription agreement authorizing payroll deductions at least 24 hours prior to the beginning of the applicable offering period, as described below. An employee who becomes eligible to participate in the Purchase Plan after commencement of an offering period may not participate in the Purchase Plan until the next semi-annual entry date. There are a maximum of four semi-annual entry dates ("entry date") within each offering period, which are the first business day of each March and September within an offering period.

         The Purchase Plan is currently implemented in a series of successive offering periods, each with a maximum duration of 24 months. Each two-year offering period is divided into four semi-annual participation periods, commencing on the first business day of each March and September during the offering period. Shares are purchased on the last business day of each semi-annual participation period (a "purchase date") during an offering period. The purchase price per share for an eligible employee who participates in the Purchase Plan is the lower of (i) 85% of the fair market value of a share of Common Stock on the employee's entry date into the then-current offering period under the Purchase Plan or (ii) 85% of the fair market value of a share of Common Stock on the semi-annual purchase date; PROVIDED, HOWEVER, that in no event will the purchase price per share of Common Stock be less than the fair market value of a share of Common Stock on the start date of the relevant two-year offering period.

         The purchase price of shares is accumulated by payroll deductions over the semi-annual participation period. The deductions may not exceed 10% of a participant's earnings for the semi-annual participation period. A participant may discontinue his or her participation in the Purchase Plan at any time prior to five business days before a purchase date during an offering period and may decrease the rate of payroll deductions at any time during a semi-annual participation period; provided, however, that the participant may not effect more than one such reduction during the same semi-annual period of participation. A participant may not increase his or her rate of payroll deductions following his or her entry date into the Purchase Plan unless such increase is made prior to the commencement of the next two-year offering period. No participant may purchase more than $25,000 in Common Stock annually (based on the fair market value of a share of the Common Stock on the participant's entry date into the Purchase Plan) or 20,250 shares of Common Stock per semi-annual participation period.

         A participant's purchase right terminates automatically in the event that the participant ceases to be an employee of the Company, and any payroll deductions collected from such individual during the semi-annual period in which such termination occurs will be refunded. However, in the event of the participant's disability or death, such payroll deduction may be applied to the purchase of the Common Stock on the next semi-annual purchase date.

         If the Company is acquired by merger, consolidation or asset sale, all outstanding purchase rights will automatically be exercised immediately prior to the effective date of such acquisition at a price per share equal to 85% of the lower of (i) the fair market value of the Common Stock on the participant's entry date into the offering period or (ii) the fair market value of the Common Stock immediately prior to such acquisition.

         The Board of Directors may at any time amend, suspend or terminate the Purchase Plan following the close of any semi-annual purchase period. Following termination or suspension of the Purchase Plan all outstanding options will automatically terminate. Amendments to the Purchase Plan or to options thereunder that would adversely affect the rights of any participant under an option theretofore granted shall only be effective as to such options if the participant's consent is obtained. No amendment may be made to the Purchase Plan without approval of the stockholders of the Company if stockholder approval of such amendment is necessary and desirable to comply with Code Section 423 or with Rule 16b-3 of the Exchange Act, or any successor rule.

PURCHASE PLAN PARTICIPATION

         Participation in the Purchase Plan is voluntary and is dependent on each eligible employee's election to participate and his or her respective determination as to the level of payroll deductions. Accordingly, future purchases under the Purchase Plan are not determinable. The following table sets forth, as to each of the Named Executive Officers, all current executive officers as a group and all other employees who participated in the Purchase
Plan: (i) the number of shares of Common Stock purchased under the Purchase Plan during the fiscal year ended March 31, 2000; and (ii) the dollar value of the benefit, which is calculated as the fair market value per share of the Common Stock on the date of purchase, minus the purchase price per share of Common Stock under the Purchase Plan:

                              AMENDED PLAN BENEFITS
                          EMPLOYEE STOCK PURCHASE PLAN


    NAME OF INDIVIDUAL OR
    IDENTITY OF GROUP AND               NUMBER OF SHARES            DOLLAR
          POSITION                        PURCHASED (#)          VALUE ($)(1)
          --------                        -------------          ------------
Steve Sanghi, Director,
Chairman, President and
Chief Executive Officer                       1,306                  60,205

Timothy B. Billington,
Vice President,
Manufacturing and Technology Group            1,306                  60,205

George P. Rigg, Vice President,
Advanced Microcontroller and
Systems Group                                     0                       0

C. Philip Chapman,
Vice President, Chief Financial
Officer and Secretary                         1,157                  39,073

Mitchell R. Little,
Vice President,
Americas Sales                                  668                  23,605

All current executive officers
as a group (5 people)                         4,437                 183,088

All other employees
as a group                                  264,224               8,958,670

----------
(1) Calculated as the fair market value per share of the Common Stock on the date of purchase, minus the purchase price per share of Common Stock under the Purchase Plan.

FEDERAL INCOME TAX CONSEQUENCES FOR PURCHASE OF COMMON STOCK UNDER THE PURCHASE PLAN

         The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Code Sections 421 and
423. Under these provisions, no income will be taxable to a participant at the time of grant of the option or purchase of shares. Upon disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period.

         If the shares have been held by the participant for more than two years after the date of option grant and for more than one year after the date of purchase, the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price or (b) 15% of the fair market value of the shares at the date of commencement of the offering period, will be treated as ordinary income. If the shares are sold and the sale price is less than the purchase price, there is no ordinary income and the participant has a capital loss for the difference. If the shares are disposed of before the expiration of these holding periods, the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income, and any further gain or loss on such disposition will be long-term or short-term capital gain or loss, depending on the holding period.

         Different rules may apply with respect to participants subject to
Section 16 of the Exchange Act.

         The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon dispositions of shares prior to the expiration of the holding periods described above.

         The foregoing is only a brief summary of the effect of federal income taxation upon the participant and the Company with respect to the shares purchased under the Purchase Plan, does not purport to be complete, and does not discuss the tax consequences of a participant's death or the income tax laws of any municipality, state or foreign country in which a participant may reside.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors has appointed KPMG LLP ("KPMG"), independent certified public accountants, to audit the consolidated financial statements of the Company for the fiscal year ending March 31, 2001. KPMG has audited the Company's financial statements since fiscal 1993. The Board of Directors recommends that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. The Board of Directors anticipates that representatives of KPMG will be present at the Meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

                 DEADLINE FOR RECEIPT OF STOCKHOLDERS PROPOSALS;
            DISCRETIONARY AUTHORITY TO VOTE ON STOCKHOLDER PROPOSALS

         Stockholders of the Company may submit proposals that they believe should be voted upon at the annual meeting or nominate persons for election to the Board of Directors. Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in the Company's 2001 proxy statement. Any such stockholder proposals must be submitted in writing to the Secretary of the Company no later than March 9, 2001. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of applicable securities laws. The submission of a stockholder proposal does not guarantee that it will be included in the Company's proxy statement.

         Alternatively, under the Company's By-Laws, a proposal or a nomination that the stockholder does not seek to include in the Company's proxy statement pursuant to Rule 14a-8 may be submitted in writing to the Secretary of the Company for the 2001 annual meeting of stockholders not less than 90 days prior to the date on which the Company first mails its proxy materials for the 2000 annual meeting, unless the date of the 2001 annual meeting is advanced by more than 30 days or delayed by more than 30 days from the anniversary of the 2000 annual meeting. For the Company's 2001 annual meeting, this means that any such proposal or nomination must be submitted no earlier than April 8, 2001. If the date of the 2001 annual meeting is advanced by more than 30 days or delayed by more than 30 days from the anniversary of the 2000 annual meeting, the stockholder must submit any such proposal or nomination no later than the close of business on the later of the 90th day prior to the 2001 annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The stockholder's submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the stockholder's ownership of common stock of the Company. Proposals or nominations not meeting these requirements will not be entertained at the annual meeting.

         If the stockholder does not also comply with the requirements of Rule 14a-4(c)(1) under the Exchange Act, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal or nomination submitted by a stockholder.

         Stockholders should contact the Secretary of the Company in writing at 2355 W. Chandler Blvd., Chandler, AZ 85224 to make any submission or to obtain additional information as to the proper form and content of submissions.

Dated: July 7, 2000

PROXY                                                                      PROXY

[LOGO]

MICROCHIP TECHNOLOGY INCORPORATED              THIS PROXY IS SOLICITED ON BEHALF
2355 WEST CHANDLER BLVD                                OF THE BOARD OF DIRECTORS
CHANDLER, AZ  85224                          2000 ANNUAL MEETING OF STOCKHOLDERS
--------------------------------------------------------------------------------

The undersigned stockholder of MICROCHIP TECHNOLOGY INCORPORATED, a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company, each dated July 7, 2000 and hereby appoints Steve Sanghi and Gordon W. Parnell, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2000 Annual Meeting of Stockholders of the Company, to be held on August 18, 2000, at 9:00 a.m., local time, at the Company's facilities at 2355 West Chandler Boulevard, Chandler, Arizona, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, in the matters set forth below:

A majority of such attorneys or substitutes as shall be present and shall act at said meeting or any adjournment or adjournments thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS; FOR THE AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION; FOR THE AMENDMENT TO THE COMPANY'S 1993 STOCK OPTION PLAN; FOR THE AMENDMENTS TO THE COMPANY'S EMPLOYEE STOCK PURCHASE PLAN; FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY; AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

                             YOUR VOTE IS IMPORTANT!

           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, 3, 4 AND 5.

1. Election of directors:

   01 Steve Sanghi               04 Matthew W. Chapman       [ ] Vote FOR         [ ] Vote WITHHELD
   02 Albert J. Hugo-Martinez    05 Wade F. Meyercord            all nominees         from all nominees
   03 L. B. Day

2. Proposal  to  amend  the  Company's  Restated  Certificate  of        [ ] For    [ ] Against    [ ] Abstain
   Incorporation  to increase the number of authorized  shares of
   Common Stock from 100,000,000 to 300,000,000;

3. Proposal  to amend the  Company's  1993 Stock  Option  Plan to        [ ] For    [ ] Against    [ ] Abstain
   extend the term of such Plan;

4. Proposals to amend the Company's Employee Stock Purchase Plan to:

   I   Proposal  to  increase  by 200,000  the number of shares of       [ ] For    [ ] Against    [ ] Abstain
       Common Stock reserved for issuance thereunder;

   II  Proposal to extend the term of such Purchase Plan;                [ ] For    [ ] Against    [ ] Abstain

5. Proposal  to  ratify  the  appointment  of  KPMG  LLP  as  the        [ ] For    [ ] Against    [ ] Abstain
   independent auditors of the Company.


Address Change? Mark Box  [ ]
Indicate changes below:
                                        Date ___________________________________

                                        ________________________________________

                                        ________________________________________
                                        Signature(s) in Box

                                        (This Proxy  should be dated,  signed by
                                        the stockholder(s) exactly as his or her
                                        name   appears   hereon,   and  returned
                                        promptly  in  the   enclosed   envelope.
                                        Persons signing in a fiduciary  capacity
                                        should so  indicate.  If shares are held
                                        by  joint   tenants   or  as   community
                                        property,   both   stockholders   should
                                        sign.)